Exhibit 10.15

August 30, 2019

WITHOUT PREJUDICE
PRIVATE & CONFIDENTIAL

Robert McKeracher
[Address Omitted]

Dear Rob:

Further to our discussions, this letter will confirm our agreement that your employment with SunOpta Inc. (“SunOpta” or the “Company”) will cease on December 31, 2019 (the “Departure Date”). This agreement, including the attached schedules, (“Agreement”) will serve to memorialize the entirety of the terms of our agreement.

Transition Period

Between September 3, 2019 and the Departure Date (the “Transition Period”), your continued support and cooperation is important to ensure an orderly and efficient transition of the Chief Financial Officer position (CFO). Effective September 3, 2019, your title and role will change to “Advisor”, reporting to myself and you will perform the agreed upon duties of this position in the same professional manner that you always have through the Transition Period and not leave our employment, for any reason, prior to the conclusion of the Transition Period. Such duties of this role will include, but are not limited to: (a) participating in on-site communication activities with Company employees and the new CFO in order to facilitate a seamless transition; (b) introducing the new CFO to key lenders, debtholders, investors and analysts through in-person meetings as requested by the Company; (c) assisting in the completion and review of the third quarter financials; and (d) assisting with any other duties as requested by the Company.

In return, the Company will maintain your salary and benefits, less applicable deductions and withholdings, until the Departure Date subject, of course, to your continuing to be actively employed through the entirety of the Transition Period. Should you leave the Company’s employment prior to the end of the Transition Period, then paragraph 5 of this Agreement will apply.

Upon the earlier of your actual last day of active employment with the Company or the Departure Date, any employment you have with any parent, subsidiary, affiliate, predecessor or successor of SunOpta will be terminated. Other than as expressly set out herein, this Agreement will also terminate any obligations owed to you by the Company pursuant to any agreement, specifically including the Employment Agreement between you and SunOpta effective as of October 10, 2011 and the Letter Agreement dated March 28, 2018 (the "Employment Agreement").

Departure Date

1.             Accrued Base Salary, Vacation, 2019 Bonus and Retention Bonus.

(a)

Accrued Base Salary and Vacation. You will receive all base salary earned by you through the Departure Date and payment for any accrued and unused vacation owed to you, which shall be calculated after the Departure Date and paid out on the following payroll date.

(b)

2019 Bonus. Regarding your 2019 Bonus, any resulting payout will be based on the Company’s year-end financial results as stated in the 2019 Short Term Incentive Plan. Such bonus payment, if any, will be paid out to you (i.e. the vesting of the applicable PSUs) in accordance with the normally scheduled payout date for all eligible Company employees under the plan and does not require you to be employed by the Company on the payout date.

(c)

Retention Bonus. The 19,207 Restricted Stock Units issued to you on April 5, 2018 (“2018 RSUs”) will immediately vest after your Departure Date, as further described in this paragraph. Within 2 business days of the Departure Date, a true-up will be completed such that the Company will calculate any difference in the market value of the 2018 RSUs as of the grant date and the market value of the 2018 RSUs as of the Departure Date; if the market value of the 2018 RSUs as of the grant date is greater than the market value as of the Departure Date, then the difference will be satisfied, at the Company’s option, through either the issuance to you of additional RSUs or a cash payment (less applicable deductions and withholdings) within two weeks of the Departure Date. Additionally, the 50% cash portion of your retention bonus in the amount of $140,100 (CAD) (less applicable deductions and withholdings) will be paid to you on the first regular payroll date following the Departure Date.

To the extent not otherwise specifically continued pursuant to this Agreement, all payments, benefits, perquisites or other entitlements of any type will end on the Departure Date.

2.             Severance and Other Payments

In accordance with the requirements of the Employment Agreement and commencing after the Departure Date, SunOpta will provide you with the payments and entitlements described in Schedule "A", all subject to the terms and conditions set out in this Agreement, including delivery by you of a Release in the form attached as Schedule "B" hereto, and confirmation of your acceptance of these terms and conditions evidenced by you signing the Acceptance at the end of this Agreement.

3.             No Other Payments

The payments, benefits and other entitlements set out in this Agreement shall constitute your complete entitlement and SunOpta's complete obligations to you whatsoever, including with respect to the cessation of your employment, whether at common law, statute or contract. For greater certainty, you confirm that, other than the payments and entitlements set out in paragraphs 1 and 2 above and Schedule "A" hereto, you have no further payment, benefits, perquisites, allowances or entitlements earned or owing to you from SunOpta pursuant to any employment or any other agreement whatsoever (specifically including the Employment Agreement), all of which shall cease on the Departure Date without further obligation to you from SunOpta, excluding any compensation arrangement for advisory services that may be agreed upon between you and the Company after the date of this Agreement. All amounts paid or benefits provided to you pursuant to this Agreement shall be deemed to include all amounts owing pursuant to the Employment Standards Act, 2000 ("ESA") and you specifically agree that such payments and benefits (including payment on a payroll basis) represent a greater right or benefit than that required under the ESA.

4.             Your Continuing Obligations

(a)

Employment Agreement: Notwithstanding the cessation of your employment and in consideration of the payments and benefits set out in this Agreement, you represent and warrant that you have abided by and you confirm that you will continue to abide by all of the obligations set out in the Employment Agreement.

(b)

Return of Property: Upon your Departure Date, you are required to return immediately to SunOpta all of the property of SunOpta in your possession or in the possession of your family or agents including, without limitation, wireless devices and accessories, computer and office equipment, keys, passes, credit cards, customer lists, sales materials, manuals, computer information, software and codes, files and all documentation (and all copies thereof) dealing with the finances, operations and activities of SunOpta, its clients, employees, partners, investors or suppliers.

(c)

Non-Disclosure: You will maintain the severance arrangements set out in this Agreement in the strictest confidence and you will not disclose them except to your immediate family, or to your legal or professional advisors (but provided any such person agrees not to disclose such information to any other persons) or to the extent that such disclosure may be required by law.

(d)

Confidentiality: You agree you will not use or disclose, without the prior written consent of SunOpta, any trade secrets, confidential or proprietary information of or concerning SunOpta, its affiliates, subsidiaries, directors, officers, employees, customers or suppliers.

(e)

Non-Solicitation: You understand and acknowledge that the Company has expended and continues to expend significant time and expense in recruiting and training its employees. You agree not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any SunOpta Finance Employee (as hereafter defined) for a period of twelve (12) months from your Departure Date. The foregoing solicitation and recruitment prohibitions shall not apply to generalized solicitations or other non-targeted recruiting efforts. As used herein, “SunOpta Finance Employee” means any person employed by SunOpta that has principal responsibilities in the finance, financial reporting, accounting, treasury and/or tax functions at the Mississauga office.

(f)	Release: You will execute and return the Release attached as Schedule "B" hereto, the terms of which are incorporated herein and the delivery of which is a condition of any payment to you by SunOpta.

(g)

Co-operation: During the 18-month period following the Departure Date, at SunOpta's request, you agree to cooperate reasonably with SunOpta and its legal advisors in connection with any existing or potential claims, investigations, administrative proceedings, lawsuits and other legal and business matters which arose during your employment or involving SunOpta with respect to which you have knowledge of the underlying facts. The Company will reimburse you for reasonable out of pocket expenses in connection with the cooperation described in this paragraph.

(h)

Non-Disparagement: You agree not to take any action or make any statement that criticizes, ridicules, disparages or is derogatory to SunOpta, its affiliates or their employees, services, directors, officers, shareholders, or its financial status, or that damages SunOpta in any of its business relationships, or encourages the making of such statements or the taking of such actions by someone else. SunOpta agrees not to take any action or make any statement that criticizes, ridicules, disparages or is derogatory to you or that damages you with respect to your business relationships (including your relationship with prospective employers), or encourages the making of such statements or the taking of such actions by someone else.

5.             Early Departure

Notwithstanding the above and any other provision of this Agreement, in the event you end your employment with the Company, for any reason, prior to the Departure Date, and such early departure is not mutually agreed upon between you and the Company, then subject to the requirements in paragraph 2, the Severance Payment (as defined in Schedule A) will be payable to you after your actual last day of active employment with the Company. You will, of course, by your early departure be foregoing any salary or other payments or entitlements between your actual last day of active employment and the Departure Date.

6.             Death

If you die at any time prior to the Departure Date, the Company shall, upon receipt of written notification of such event, pay the Severance Payment in a lump sum to your estate, to the extent permitted by law and upon receipt of such documents and other information as might reasonably be requested by the Company to permit it to consider the matter and effect such payment. Your estate will also be entitled to any Accrued Base Salary or vacation earned as of your last date of active employment as well as the 2019 Bonus, if applicable, and the Retention Bonus.

7.             General

(a)

Entire Agreement: This Agreement constitutes the entire agreement between you and SunOpta with reference to any of the matters herein provided or with reference to your engagement, any employment or office with SunOpta or the cessation thereof. All promises, representations, collateral agreements, offers and understandings not expressly incorporated in this Agreement are hereby superseded and have no further effect. For certainty, this Agreement replaces and supersedes any obligation owed to you by SunOpta pursuant to the Employment Agreement.

(b)

Full Understanding: By signing this Agreement, you confirm that: (i) you have had an adequate opportunity to read and consider the terms set out herein, including the Release, and that you fully understand them and their consequences; (ii) you have been advised to consult with legal counsel of your choosing and that you have obtained such legal or other advice as you have considered advisable; and (iii) you are signing voluntarily, without coercion, and without reliance on any representation, express or implied, by SunOpta, or by any director, officer, shareholder, employee or other representative of SunOpta; and (iv) this Agreement and any payment referred to herein is not an admission of liability on SunOpta's part.

(c)

Taxes: All payments referred to in this Agreement will be less applicable withholdings and deductions (if any) and you shall be responsible for all tax liability resulting from your receipt of the payment and benefits referred to in this Agreement, except to the extent that SunOpta has withheld funds for remittance to statutory authorities.

(d)

Severability: You hereby agree that each provision and the subparts of each provision of this Agreement shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other provisions of this Agreement (which shall continue to be enforceable).

(e)

Governing Law: This Agreement and any claims arising out of this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such province, without giving effect to the principles of conflicts of laws of such province.

***

Your acceptance of the terms and conditions of this Agreement may be signified by signing and returning a duplicate of this Agreement, where indicated, together with the Release attached as Schedule "B" hereto.

Thank you again for your valued contributions to SunOpta. We wish you well in your future endeavors.

Sincerely,

SUNOPTA INC.

/s/ Joe Ennen
Joseph Ennen
Chief Executive Officer

ACCEPTANCE:

I hereby acknowledge receipt of this Agreement, and hereby accept and agree to be bound by the terms and conditions set out in this Agreement together with the enclosed Release.

/s/ Robert McKeracher	November 5, 2019
Robert McKeracher	Date

Schedule "A"

Severance and Other Entitlements

Note: All amounts are in Canadian Dollars and are subject to applicable withholdings and deductions.

Employment Agreement Entitlement
Severance Payment:	You are entitled to receive a severance payment of $792,056.27 in accordance with the terms of your Employment Agreement (the "Severance Payment"). The Severance Payment will be payable to you in a lump sum on the next payroll following the Departure Date.
The Severance Payment is determined by application of the following formula: 1.5 times the sum of: (i) your current base salary ($467,000); (ii) your average STI for the prorated year to date and the prior year (38,527.50); (iii) and the annual cost incurred by SunOpta for your auto allowance, life insurance and accidental death and dismemberment coverage ($22,510.01).
Equity:	Any unvested long-term incentive awards granted to you shall continue to vest through May 24, 2020, subject to and in accordance with the terms of the applicable award agreements. Any equity awards that do not meet the performance requirements will be forfeited and cancelled and you will not be entitled to any payment in lieu of such forfeited and cancelled awards. Your vested options can be exercised until the earlier of (i) the expiry date of the option or (ii) June 24, 2020. A summary of your equity awards is provided below.
RSUs: Your outstanding RSUs are as follows:
• 3,500 RSUs scheduled to vest on March 5, 2020
• 5,545 RSUs scheduled to vest on May 24, 2020
PSUs: Your outstanding PSUs are as follows:
• 83,172 PSUs scheduled to vest on May 24, 2020
Options: Your outstanding options are as follows:
• 70,000 vested options exercisable at $5.73 per share
• 60,000 vested options exercisable at $7.36 per share
• 18,861 vested options exercisable at $11.30 per share
• 45,658 vested options exercisable at $3.27 per share
• 17,696 vested options exercisable at $10.08 per share
• 4,424 unvested options scheduled to vest on May 24, 2020 exercisable at $10.08 per share
• 37,131 unvested options scheduled to vest on May 24, 2020 exercisable at $9.50 per share
Benefits:	Your employment benefits will be continued for a period of eight weeks in accordance with the requirements of the ESA. You will be entitled to continuation of your medical, prescription and dental care benefits for an 18-month period commencing from the Departure Date and ending on June 30, 2021. Your life insurance benefits will terminate eight weeks following the Departure Date due to limitations imposed by the insurance provider. You may convert your group life insurance benefits to individual coverage without evidence of insurability within 31 days of the cessation of your group life insurance benefits.
Expense Reimbursement:	You will be reimbursed for any incurred but unreimbursed business and travel expenses.

SCHEDULE "B"
Release

FROM:	Robert McKeracher

TO:	SunOpta Inc., its affiliates, subsidiaries, parents and related organizations and their respective partners, directors, officers, shareholders, employees and agents (collectively "SunOpta")

1.

In consideration of the terms of the letter from SunOpta Inc. to me, Robert McKeracher, dated August 30, 2019 (the "Agreement"), which terms are deemed to be and are accepted by me in full and final satisfaction of the Employment Agreement between SunOpta and me, Robert McKeracher, dated October 10, 2011 (including the Letter Agreement dated March 28, 2018) (the receipt and sufficiency of which consideration are hereby acknowledged) and except for SunOpta's obligations referred to in the Agreement or a claim by me for indemnification of a third party claim for actions taken as a former officer of the Company in accordance with the Indemnity Agreement between myself and SunOpta Inc. dated July 17, 2008, I hereby remise, release and forever discharge SunOpta of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, contracts, liens, claims and demands whatsoever which I now have, ever had or hereafter can, shall or may have for or by reason of any cause, matter or thing whatsoever existing to the present time, and particularly and without limiting the generality of the foregoing, of and from all claims and demands of every nature and kind in any way related to or arising from my employment or other engagement with SunOpta, or from any employment agreement between me and SunOpta (express or implied and specifically including the Employment Agreement), or the termination of such employment, engagement or employment agreement, and specifically including all damages, salary, remuneration, commission, vacation pay, overtime pay, termination pay, severance pay, notice of termination, profit-sharing, employee stock options or other equity arrangements, bonus, proceeds of any insurance or disability plans, or any other fringe benefit or perquisite of any kind whatsoever, excluding any compensation arrangement for advisory services that may be agreed upon between myself and the Company after the date of this Release. The payments contemplated by the Agreement are deemed to satisfy all requirements or money owing under all applicable laws including without limitation, Part XV of the Employment Standards Act, 2000 (Ontario).

2.

I acknowledge that the payments referred to in paragraph 1 above will be made for the purposes of fully and finally resolving all possible claims that I might have against SunOpta in respect of my employment with SunOpta and, therefore, in this respect, I covenant and agree not to file any complaint under the Employment Standards Act, 2000 (Ontario), under the Human Rights Code (Ontario), under the Workplace Safety and Insurance Act (Ontario) re-employment provisions, under the Occupational Health & Safety Act (Ontario), under the Pay Equity Act (Ontario), under the Labour Relations Act (Ontario), or pursuant to any other applicable law or legislation governing or related to my employment with SunOpta. For greater certainty, I agree that I am aware of my rights under the Human Right Code (Ontario) and I represent, warrant, and hereby confirm that I am not asserting such rights, alleging that any such rights have been breached, or advancing a human rights claim or complaint. In the event that I hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding or to make any complaint against SunOpta in this respect, this Release may be raised as an estoppel and complete bar to any such action, claim or proceeding. I confirm that I have no right to re-instatement, recall or re-employment with SunOpta and I waive and release all rights I had or may have had in this regard.

3.

I further agree not to make or cause to be initiated any claims (expressly including any cross- claim, counterclaim, third party action or application) against any other person or corporation who might claim contribution or indemnity against the persons or corporations discharged by this Release, but solely with respect to matters covered by this Release.

4.

I agree that the terms and contents of this Release and the payments contemplated in paragraph 1 above shall all remain confidential and shall not be disclosed except to the extent required by law or as otherwise agreed to in writing by SunOpta. I confirm that it shall not be a violation of this paragraph to make disclosure to my immediate family or to my legal or professional advisors.

5.

This Release shall be binding upon me and my heirs, executors and administrators and shall ensure to your benefit and to the benefit of your respective heirs, executors, administrators, successors and assigns.

6.

I acknowledge having had an opportunity to review this Release and to obtain independent legal advice and that the only consideration for this Release is as referred to above. I confirm that no other promises or representations of any kind have been made to me to cause me to sign this Release.

7.	I acknowledge that this Release or the payment of any monies to me by SunOpta, shall not constitute an admission of liability on the part of SunOpta, which liability is denied.

8.

I alone shall be responsible for all tax liability resulting from my receipt of the payments referred to in paragraph 1 as contemplated by the Employment Agreement except to the extent that SunOpta has withheld funds for remittance to statutory authorities. I agree to indemnify and save SunOpta harmless from any and all amounts payable or incurred by SunOpta (or any of you) if it is subsequently determined that any greater amount should have been withheld in respect of income tax, employment insurance, Canada Pension Plan, or any other statutory withholding.

SIGNED this 5th day of November, 2019.

/s/ G. K. McBride	/s/ Robert McKeracher
Witness	Robert McKeracher